Exhibit 99.a(2)

CERTIFICATE OF AMENDMENT

OF

UBS PW CREDIT OPPORTUNITIES FUND, L.L.C.

1. The name of the limited liability company is UBS PW Credit Opportunities Fund, L.L.C.

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is UBS PW CREDIT & RECOVERY FUND, L.L.C.

3. This Certificate of Amendment shall be effective upon filing.

           IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of UBS PW Credit Opportunities Fund, L.L.C. this 23rd day of May, 2002.

AUTHORIZED PERSON: By: /s/ Mark D. Goldstein Mark D. Goldstein